SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TRANSPORT CORPORATION OF AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1386925

(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

1715 Yankee Doodle Road Eagan, Minnesota	55121

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

Item 1. Description of Securities to be Registered.

        On July 21, 2004, the Board of Directors of Transport Corporation of America, Inc. (the “Company) amended Section 1(a) of the Company’s Rights Agreement dated as of February 25, 1997, as amended on June 29, 1998, January 17, 2000 and August 1, 2002 between the Company and LaSalle Bank, National Association. Section 1(a), as amended and in its entirety is as follows:

(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of a majority of the Board of Directors, shall be the Beneficial Owner (as such term is hereinafter defined) of voting securities having twenty percent (20%) or more of the then voting power of the Company, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, that if a Person is the Beneficial Owner at the close of business on the date of this Agreement of twenty percent (20%) or more of the voting power of the Company, such Person shall not be deemed an Acquiring Person unless and until such Person acquires any additional Common Stock in any manner other than pursuant to a stock dividend, stock split, recapitalization or similar transaction that does not affect the percentage of outstanding Common Stock beneficially owned by such Person. Notwithstanding the foregoing sentence, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to twenty percent (20%) or more of the then voting power of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of twenty percent (20%) or more of the then voting power of the Company then outstanding by reason of shares purchased by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if a majority of the Continuing Directors then in office determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

Item 2. Exhibits.

Exhibit 1. Form of Amendment No. 4 to Rights Agreement between the Company and LaSalle Bank National Association, dated July 21, 2004.

SIGNATURE

                   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 5 to be signed on its behalf by the undersigned, thereto duly authorized.

TRANSPORT CORPORATION OF AMERICA, INC.
By	/s/ Michael J. Paxton

Michael J. Paxton, President, CEO and Chairman

Dated: July 22, 2004